Exhibit 99.1

To the Holders of the Company’s $3.85 Common Stock Purchase Warrants:

The Company is offering to the holders (the “Holders”) of the Company’s $3.85, 5 year Common Stock Purchase Warrants (the “Warrants”) issued in connection with the sale of the Company’s 6% Series A Cumulative Preferred Stock an opportunity to exercise the Warrants held by each Holder on a cash basis until 5:00pm EDT, May 3, 2013. In the event that you exercise a Warrant, you will have the right to exchange (the “Exchange”) up to two additional warrants owned by you (the “Remaining Warrants”), into common stock on the basis of 5/8ths of one share of the Company’s Common Stock for each Remaining Warrant exchanged. For example, a Holder who owns 999 Warrants can exercise 333 Warrants and then have the right to Exchange his 666 Remaining Warrants for 416 Shares of Common Stock. The exchange of the Remaining Warrants for shares of Common Stock will be made pursuant to the attached exchange agreement (the “Exchange Agreement”). You will have 20 business days to determine if you want to participate in the Exchange and to determine the number of Remaining Warrants that you would like to Exchange.

SHARES OF COMMON STOCK ISSUED IN THE EXCHANGE OF THE REMAINING WARRANTS WILL BE RESTRICTED SHARES FOR WHICH THE HOLDING PERIOD WILL BEGIN UPON THE EXCHANGE.

Participation is strictly voluntary. A Notice of Exercise is attached for your convenience. Should you have any questions with respect to the foregoing, please contact Robert Traversa, the Company’s Chief Financial Officer pursuant to the contact information set forth below.

MGT CAPITAL INVESTMENTS, INC.

By:
Robert Ladd, President and Chief Executive Officer

MGT CAPITAL INVESTMENTS, INC.

500 Mamaroneck Avenue Suite 204 Harrison, NY 10528

Tel: (914) 630-7431 email: rtraversa@mgtci.com web: www.mgtci.com